Exhibit 15.4

CONSENT

We hereby consent to the reference to our “valuation of Interest rate swap transaction (IRS) of Plaza Centers N.V.” in respect of Series A debentures as of December 31, 2008 and 2007 in this Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852 , No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. and in the Shelf Prospectus filed by Elbit Imaging Ltd. with the Israeli Securities Authority and the Tel Aviv Stock Exchange on July 21, 2009.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ Financial Immunities Ltd. Financial Immunities Ltd.

Rehovot, Israel
May 9, 2010